Exhibit 99.1

Lannett Contact:
Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT ANNOUNCES CLOSING OF $86.25 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2026

Philadelphia, PA — September 27, 2019 — Lannett Company, Inc. (NYSE: LCI) (“Lannett” or the “Company”) today announced the closing of $86.25 million aggregate principal amount  of 4.50% convertible senior notes due 2026 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Lannett granted the initial purchaser of the Notes a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the Notes, which option the initial purchaser exercised in full.

“We are pleased to have successfully completed our recent convertible note offering that has strengthened our capital structure by replacing variable interest rate debt that matures in November 2020 with a substantially lower fixed interest rate convertible bond that matures in October 2026,” said Tim Crew, chief executive officer of Lannett. “Our cash balances, following the pay down of the Term A Loan, will exceed the outstanding remaining balance of our Term A Loan.  Moreover, the convertible debt is excluded in the calculation of our leverage ratio covenants.  We continue to evaluate options with regard to further improving our capital structure.”

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or the shares of the Company’s common stock issuable upon conversion of the Notes, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Notes and the shares of the Company’s common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the Company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, the expected use of the net proceeds from this transaction, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the Securities and Exchange Commission (SEC) from time to time. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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